EXHIBIT 99.1


VSOURCE INC. ANNOUNCES RESULTS FOR FOURTH QUARTER ENDED JAN. 31, 2002

SAN DIEGO, April 3, 2002-Vsource Inc. (OTCBB: VSRC), a leader in providing
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customized business process outsourcing (BPO) services to Fortune 500 and Global
500 companies operating across Asia-Pacific, today announced its financial results for the fourth quarter ended Jan. 31, 2002.

     - Q4 revenue increases to $9.2 million compared to negative revenues of $179,000 in Q4 2001
     - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $1.9 million compared to negative adjusted EBITDA of $1.0 million for Q4 2001

Revenues for the fourth quarter ended Jan. 31, 2002 were $9.2 million. This represents a sequential increase of 282 percent over revenue for the third quarter ended Oct. 31, 2001, and an increase of $9.3 million over the negative revenue of $0.2 million reported for the same period a year ago. The company had previously forecast that its fourth quarter revenues would reach between $6 million and $8 million.

The company reported fourth quarter EBITDA of $1.9 million, adjusted to exclude non-cash stock compensation charges of $2.2 million.

"The fourth quarter was a breakthrough period for Vsource. We met or exceeded expectations in all critical operating metrics and have set an excellent foundation to grow top line and operating profits," said Phil Kelly, Vsource co-chairman and chief executive officer.

"Our company's unique approach to business process outsourcing produces significant bottom line results, for ourselves and for our clients. We believe our success in the past year has established Vsource as the premier outsourcing provider for top-tier Asia-Pacific clients," commented Kelly. "We continue to see a sustained, strong demand from target clients for our outsourcing solutions which help them reduce costs and increase sales, while improving the productivity and efficiency of their Asian operations. The progress achieved over the past year speaks accolades in terms of our ability to land premier customers, a trend we expect to build upon into the next fiscal year."

Kelly continued: "Our key priorities for the coming year include continuing to grow our organization and its market differentiation while building upon existing momentum. We aim for nothing short of excellence in execution of outsourcing services for our existing clients and the simultaneous establishment of new business relationships with the world's elite multinational corporations."

Vsource Fourth Quarter Highlights:

     - Revenues increased significantly in Q4 to $9.2 million, more than 3.8 times higher than the previous quarter


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     -    Operating  profits  generating free cash flow. In Q4, Vsource achieved adjusted EBITDA of $1.9 million, resulting in the company's first quarter of positive operating cash flow

     - Execution of the Gateway contract to provide warranty and after-sales service and support to Gateway customers across Asia-Pacific
     - Continued build-up of client list which now includes ABN AMRO, Agilent Technologies, EMC, Gateway, Haworth, Network Appliance and VeriSign
     - Signing of a major new contract with Agilent Technologies for payroll services across 12 markets in Asia-Pacific covering more than 10,000 employees
     - Opening of a new shared customer service center in Osaka, Japan to augment and complement the principal Vsource Customer Center (VCC) in Kuala Lumpur, Malaysia
     - Increased financial liquidity through improved operating performance, conversion of outstanding debt into common shares, advance from customer and capital raised by way of private placement with investors increased the company's cash position to $4.8 million at Jan. 31, 2002, up from $0.7 million net of restricted cash at Oct. 31, 2001. The company is presently in advanced discussions with institutional investors for additional funding to strengthen further its liquidity and capital structure.

Revenue for the year ended Jan. 31, 2002 was $12.7 million, compared with $35,000 for the same period a year ago. For the twelve month period, the company reported a net loss, including non-cash stock compensation charges, non-cash beneficial conversion charges associated with the issuance of convertible debt, and non-cash deemed dividends associated with issuance of Series 1-A and Series 2-A Preferred Stock of $22.5 million or $1.04 per basic share, compared with a net loss of $42.1 million or $2.63 per share for the year ended Jan. 31, 2001.

"We are very pleased with the significant progress achieved in the fourth quarter" said Dennis Smith, Vsource chief financial officer. "As an organization, we have clearly turned the corner from a difficult beginning to the year, producing fiscal year end results that reflect strong financial momentum. We fully expect to build upon this momentum in 2002 through increased client acquisition, further enhancing our revenues and related profitability."

Vsource will host a live webcast today at 2:00 p.m. PST (5:00 p.m. EST) to discuss today's announced financial results. Links to access the webcast are available on the Vsource web site at www.vsource.com, CCBN web site as a direct
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link http://www.corporate-ir.net/ireye/ir_site.zhtml?ti cker= VSRC& scrip t=102
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0&ite m_id =w,617183,0, CCBN's Investor Distribution Network,
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www.companyboardroom.com or by visiting any of the investor sites in CCBN's
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Individual Investor Network, including America Online's Personal Finance
Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).
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
                                  VSOURCE INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                Three months ended        Twelve months ended
                                                   January 31,                 January 31,
                                               2002           2001         2002          2001
Revenues                                   $      9,164         ($179)  $   12,712   $        35
Operating expenses:
   Cost of revenues                               4,759             -        8,187             -
   Selling, general & administrative              2,546           843       11,638         9,924
   Depreciation and amortization                    717            46        2,379           150
   Non-cash compensation expense                  2,206         8,055        3,116        17,704
   Impairment of long-lived assets                    -             -        4,079             -
     Total expenses                              10,227         8,944       29,399        27,779
Operating income (loss)                          (1,064)       (9,123)     (16,687)      (27,744)
   Non-cash beneficial conversion
    feature and loss on
    extinguishment of debt (1)                      363             -       (3,164)            -
   Other interest income (expense)                 (266)           60         (567)          145
   Provision for income tax                         (10)            2          (26)            -
Net income (loss) after tax                       ($976)      ($9,061)    ($20,444)     ($27,599)
   Non-cash deemed dividend for
     preferred shareholders (2)                       -             -       (2,095)      (14,496)
Net income (loss) available
   to common shareholders                         ($976)      ($9,061)    ($22,539)     ($42,095)
Net income (loss) per common share:
   Basic and diluted (3)                         ($0.04)       ($0.55)      ($1.04)       ($2.63)

Weighted average number of
   common shares outstanding:
   Basic and diluted (3)                         27,105        16,467       21,599        16,021

Earnings before interest, taxes,
   depreciation & amortization excluding
   non-cash compensation charges           $      1,858       ($1,022)    ($11,192)      ($9,890)
   Adjusted EBITDA margin                          20.3%           nm       -88.0%            nm

(1) Non-cash beneficial conversion charges associated with the issuance of convertible debt (including the benefit of the write-back of beneficial conversion feature charges over-expensed in earlier periods of $1,727) and extraordinary loss of $340 associated with the extinguishment of Series B Notes
(2) Non-cash deemed dividend associated with the issuance of Series 1-A and Series 2-A Preferred Stock
(3)  Excludes common shares outstanding on an "as converted basis" totaling
     105.7 million in aggregate associated with preferred stock, convertible notes, warrants and vested employee options outstanding


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
                                  VSOURCE INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                               January 31,    January 31,
                                                  2002           2001
ASSETS
Current assets:
   Cash and cash equivalents                  $      4,814   $      5,408
   Accounts receivable                               2,886              4
   Inventory                                             -              -
   Other current assets                              1,498            254
      Total current assets                           9,199          5,666
Property and equipment, net                          7,232            932
Goodwill                                                 -          4,593
Other assets                                             8             70
Total assets                                  $     16,439   $     11,261

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                           $      1,706   $        599
   Accrued expenses                                  3,610            312
   Advance from customer                               906              -
      Total current liabilities                      6,221            910
Long term liabilities:
   Convertible notes payable                         7,497              -
   Debt discount                                    (7,232)
   Advance from customer                             2,100              -
      Total long term liabilities                    2,365              -
Commitments and contingencies                            -              -
Preferred stock                                     11,223         14,229
Shareholders deficit                                (3,370)        (3,878)
Total liabilities and shareholders' deficit   $     16,439   $     11,261

ABOUT VSOURCE
Vsource, Inc., based in San Diego, Calif., provides Business Process Outsourcing
(BPO) services-Vsource Versatile Solutions-to Fortune 500 and Global 500 organizations across Asia-Pacific. Vsource Versatile Solutions include Integrated Technical Service Solutions, Payroll and Claims Solutions, Sales Solutions and Foundation Solutions-Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer services centers (Vsource Customer Centers) in Malaysia and Japan and offices in the United States, Hong Kong and Singapore. Vsource clients include ABN AMRO, Agilent Technologies, Cosine Communications, EMC, Gateway, Haworth, Network Appliance and other Fortune 500 and Global 500 companies.

For more information, visit the Vsource web site: www.vsource.com.
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Vsource is a registered trademark of Vsource Inc.
Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.


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Forward Looking Statements
--------------------------
Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance and achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements. Readers are encouraged to review Vsource's periodic filings with the Securities Exchange Commission that describe important factors that may impact Vsource's business, results of operations and financial condition. Special attention is directed to the portions of those filings entitled "Risk Factors". Vsource undertakes no obligation to update its forward-looking statements after the date of this release.

CONTACTS
Paul Lieber or Hilary Kaye
Hilary Kaye Associates
t: 1.714.426.0444
plieber@hkamarcom.com
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Dennis M. Smith
Chief Financial Officer
t: 011.852.2259.7883
dennis_smith@vsource.com
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